Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

iPower Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Registrant's Second Amended and Restated 2020 Equity Incentive Plan	(1)	Other	45,000,000	$1.1349	$51,070,500.00	0.0001381	$7,052.84

Total Offering Amounts:						$51,070,500.00		7,052.84
Total Fee Offsets:								0.00
Net Fee Due:								$7,052.84

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Offering Note(s)

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of iPower Inc. (the “Registrant”) that become issuable under the Registrant’s Second Amended and Restated 2020 Equity Incentive Plan (the “Second Amended and Restated Plan”) by reason of any stock dividend, stock split, recapitalizations, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.

Amount to be registered represents the 45,000,000 additional shares of Common Stock that were reserved for future issuance under the Second Amended and Restated Plan. On October 15, 2020, the Registrant’s board of directors (the “Board”) adopted, and its stockholders approved and ratified, the iPower Inc. 2020 Equity Incentive Plan (the “Initial Plan”). Further on May 5, 2021, the Board adopted, and its stockholders approved and ratified, an amendment to the Initial Plan (the “Amended Initial Plan”). On May 6, 2024, the Registrant’s Board and its majority stockholders approved an amendment and restatement of the Amended Initial Plan, increasing the shares authorized under the Amended Initial Plan from 5,000,000 shares to 10,000,000 shares (the “First Amended and Restated Plan”).

On December 21, 2025, the Registrant’s Board and majority stockholders approved an amendment of the First Amended and Restated Plan for the sole purpose of effecting an increase in the number of shares of Common Stock available for issuance under the First Amended and Restated Plan by an additional 40,000,000 shares of Common Stock, thus increasing the total number of shares available for issuance to 49,747,078 shares of Common Stock. On November 16, 2021, the Company filed a registration statement on Form S-8 registering all 5,000,0000 shares then issuable under the Amended Initial Plan.

Proposed maximum offering price per share estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $1.1349, which is the average of the high and low selling prices per share of the Registrant’s Common Stock on April 15, 2026 as reported on the Nasdaq Capital Market.